Exhibit 99.1

Apple Reports First Quarter Results

Revenue Exceeds $7 Billion; Record Profit of $1 Billion

CUPERTINO, California—January 17, 2007—Apple® today announced financial results for its fiscal 2007 first quarter ended December 30, 2006. The Company posted record revenue of $7.1 billion and record net quarterly profit of $1.0 billion, or $1.14 per diluted share. These results compare to revenue of $5.7 billion and net quarterly profit of $565 million, or $.65 per diluted share, in the year-ago quarter. Gross margin was 31.2 percent, up from 27.2 percent in the year-ago quarter. International sales accounted for 42 percent of the quarter’s revenue.

Apple shipped 1,606,000 Macintosh® computers and 21,066,000 iPods during the quarter, representing 28 percent growth in Macs and 50 percent growth in iPods over the year-ago quarter.

“We are incredibly pleased to report record quarterly revenue of over $7 billion and record earnings of $1 billion,” said Steve Jobs, Apple’s CEO. “We’ve just kicked off what is going to be a very strong new product year for Apple by launching Apple TV and the revolutionary iPhone.”

“We generated over $1.75 billion in cash during the quarter to end with $11.9 billion,” said Peter Oppenheimer, Apple’s CFO. “Looking ahead to the second fiscal quarter of 2007, we expect revenue of $4.8 to $4.9 billion and earnings per diluted share of $.54 to $.56.”

Apple will provide live streaming of its Q1 2007 financial results conference call utilizing QuickTime®, Apple’s standards-based technology for live and on-demand audio and video streaming. The live webcast will begin at 2:00 p.m. PST on Wednesday, January 17, 2007 at www.apple.com/quicktime/qtv/earningsq107/ and will also be available for replay. The QuickTime player is available free for Macintosh and Windows users at www.apple.com/quicktime.

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This press release contains forward-looking statements about the Company’s estimated revenue and earnings per share. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include potential litigation and government enforcement actions that may result from the matters investigated by the special committee of the board of directors and the restatement of the Company’s consolidated financial statements; unfavorable results of legal proceedings; the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; war, terrorism, public health issues, and other circumstances that could disrupt supply, delivery, or demand of products; continued competitive pressures in the marketplace;  the continued availability on acceptable terms of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the ability of the Company to make timely delivery of new programs, products and successful technological innovations to the marketplace; the effect that product quality problems could have on the Company’s sales and operating profits; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; the Company’s dependency on the performance of distributors and other resellers of the Company’s products; the Company’s reliance on the availability of third-party digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; and risks associated with the Company’s retail initiative, including significant investment cost, uncertain consumer acceptance and potential impact on existing reseller relationships. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 30, 2006 and the Company’s Form 10-Q for the quarter ended December 30, 2006 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple ignited the personal computer revolution in the 1970s with the Apple II and reinvented the personal computer in the 1980s with the Macintosh. Today, Apple continues to lead the industry in innovation with its award-winning desktop and notebook computers, OS X operating system, and iLife and professional applications. Apple is also spearheading the digital music revolution with its iPod portable music players and iTunes online store.

Press Contact:
Steve Dowling
(408) 974-1896
dowling@apple.com

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Investor Relations Contacts:
Nancy Paxton
(408) 974-5420
paxton1@apple.com

Joan Hoover
(408) 974-4570
hoover1@apple.com

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr/), or call Apple’s Media Helpline at (408) 974-2042.

© 2007 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS, Macintosh and QuickTime are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 30,	September 30,
	2006	2006
ASSETS:
Current assets:
Cash and cash equivalents	$7,159	$6,392
Short-term investments	4,710	3,718
Accounts receivable, less allowances of $50 and $52, respectively	1,621	1,252
Inventories	303	270
Deferred tax assets	648	607
Other current assets	2,223	2,270
Total current assets	16,664	14,509
Property, plant, and equipment, net	1,362	1,281
Goodwill	38	38
Acquired intangible assets, net	146	139
Other assets	1,251	1,238
Total assets	$19,461	$17,205

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$3,885	$3,390
Accrued expenses	3,452	3,081
Total current liabilities	7,337	6,471
Non-current liabilities	896	750
Total liabilities	8,233	7,221

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000,000 shares authorized; 860,219,891 and 855,262,568 shares issued and outstanding, respectively	4,594	4,355
Retained earnings	6,611	5,607
Accumulated other comprehensive income	23	22
Total shareholders’ equity	11,228	9,984
Total liabilities and shareholders’ equity	$19,461	$17,205

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended
	December 30,	December 31,
	2006	2005
Net sales	$7,115	$5,749
Cost of sales (1)	4,895	4,185
Gross margin	2,220	1,564

Operating expenses:
Research and development (1)	184	182
Selling, general, and administrative (1)	714	632
Total operating expenses	898	814

Operating income	1,322	750

Other income and expense	126	81

Income before provision for income taxes	1,448	831
Provision for income taxes	444	266

Net income	$1,004	$565

Earnings per common share:
Basic	$1.17	$0.68
Diluted	$1.14	$0.65

Shares used in computing earnings per share (in thousands):
Basic	857,691	830,781
Diluted	883,297	874,207

(1)                                  Includes stock-based compensation expense, which was allocated as follows:

Cost of sales	$6	$5
Research and development	$16	$15
Selling, general, and administrative	$24	$24